EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in Registration Statement No. 333-96283 on Form S-8 pertaining to The Cato Corporation 1999 Incentive Compensation Plan, in Registration Statement No. 33-41314 on Form S-8 pertaining to The Cato Corporation 1987 Incentive Stock Option Plan, in Registration Statement No. 33-41315 on Form S-8 pertaining to The Cato Corporation 1987 Nonqualified Stock Option Plan, and in Registration Statement Nos. 33-69844 and 333-96285 on Forms S-8 pertaining to The Cato Corporation 1993 Employee Stock Purchase Plan, of our report dated March 31, 2004 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

April 22, 2004

47